Exhibit 20.1

To the holders of:

RURAL ELECTRIC COOPERATIVE GRANTOR TRUST (KEPCO) SERIES 1997
CUSIP: 781681 AU 5

The following information has been furnished to us, as your Trustee, by National Rural Utilities Cooperative Finance Corporation (the "Servicer"), pursuant to Section 5.1 of the First Amendment to the Trust Agreement dated as amended November 18, 1997.

Certificate Payment Date:	December 15, 2016

Distribution to Certificateholders	$4,035,433.80
Allocable to Principal	$4,000,000.00
Allocable to Interest	$35,433.80

Payment Received From Cooperative	$4,275,011.38
Principal	$4,000,000.00
Interest	$275,011.38

Service Fees Paid to Servicer	$3,366.60

Payments Related to Swap Agreement
Payment Received From JP Morgan	$35,433.80
Payment to JP Morgan	$271,644.78

Principal Balance of Certificates Outstanding After Principal Payment:	$3,240,000.00

The Cooperative assigned to the Trust certain rights under an interest rate swap agreement (the "Swap Agreement"). The counterparty to the Swap Agreement is JP Morgan Chase Bank (successor to Morgan Guaranty Trust Company of New York ("JP Morgan ")). Pursuant to the Swap Agreement, the Trust pays to JP Morgan a fixed rate of interest on the outstanding notional amount, and JP Morgan pays the Trust a variable rate of interest on the outstanding notional amount. The structure is designed such that the interest amounts paid by the Cooperative to the Trust are the same amounts paid to JP Morgan, pursuant to the Swap Agreement, plus the amounts payable to CFC, as servicer. The amounts paid by JP Morgan to the Trust under the Swap Agreement are the same as the interest payable by the Trust to the Certificateholders.

No delinquency in payment under either the Note, the Guarantee or the Swap Agreement has occurred and no Event of Servicing Termination, or, to the best of the Servicer's knowledge, event that with notice or lapse of time or both would become an Event of Servicing Termination, has occurred and is continuing.

I, the undersigned, do hereby certify that I am a Responsible Officer of National Rural Utilities Cooperative Finance Corporation, and as such officer, I further certify that to the best of my knowledge and belief, the Semiannual Report is complete and accurate.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ J. ANDREW DON
J. Andrew Don Senior Vice President and Chief Financial Officer

December 16, 2016